Item 26. Exhibit h i. a. 3.

FORM OF

FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT for

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

THIS FIRST AMENDMENT, effective as of May 24, 2019 (“First Amendment”), amends the Administrative Services Agreement between C.M. Life Insurance Company (“Insurer”) and Invesco Advisers, Inc., (“Invesco”) (collectively, the “Parties”) dated October 1, 2016 (“Agreement”).

WHEREAS, the Parties wish to amend the Agreement pursuant to Section 4;

WHEREAS, Section 4 requires amendments to be mutually agreed upon by the Parties in writing; and

NOW THEREFORE, the Parties hereby agree to amend the terms of the Agreement, pursuant to Section 4, as follows:

1.	The Parties wish to amend the Agreement to add MML Bay State Life Insurance Company, a Connecticut life insurance company as a party. The Parties agree to add MML Bay State Life Insurance Company with the same rights and obligations as C.M. Life Company (each, individually an “Insurer” and collectively, the “Insurers”).

2.	All references in this Agreement to “Insurer” shall be replaced with “Insurers”.

3.	The Parties agree that:

a.	any expenses incurred pursuant to the Agreement shall be allocated to and from the parties in conformity with customary insurance accounting practice;

b.	the books, accounts and records of each party shall be maintained as to clearly and accurately disclose the precise nature and details of transactions performed pursuant to the Agreement;

c.	all books and records of the Insurers are and remain the property of the Insurers and are subject to control of the Insurers;

d.	all funds and invested assets of the Insurer are the exclusive property of the Insurers, held for the benefit of the Insurer and are subject to the control of the Insurers;

e.	if an Insurer is placed in receivership or seized by the Commissioner under Chapter 704c of the Connecticut General Statutes:

i.	notice will be provided promptly to Invesco;

ii.	all of the rights of the Insurer under the Agreement extend to the receiver or Commissioner; and,

iii.	all books and records will immediately be available to the receiver or the Commissioner, and shall be turned over to the receiver or

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Commissioner immediately upon the receiver’s or the Commissioner’s request;

iv.	Invesco has no automatic right to terminate the agreement; and

v.	Invesco will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure by the Commissioner under Chapter 704c of the Connecticut General Statutes, and will make them available to the receiver, for as long as Invesco continues to receive appropriate services pursuant to the terms of the Agreement.

vi.	In the event of a conflict between 6(c) of the Administrative Services Agreement and this section, the parties agree that this section will control.

f.	The parties agree that any claim or dispute between them under this Agreement shall be submitted to the jurisdiction of FINRA Dispute Resolution, to be heard and decided by an industry arbitration panel in accordance with the rules and of FINRA as applicable when the arbitration is filed. If FINRA declines jurisdiction of the dispute for any reason, then the dispute may be resolved through arbitration in accordance with the rules and regulations of the American Arbitration Association. Any award by an arbitration panel shall be final and not subject to appeal and judgment upon the award may be entered by any court having jurisdiction. Venue for any such arbitration hearing will be the State of Texas. This Section 3(f) shall survive any termination of this Agreement.

4.	Each party agrees to indemnify, defend and hold harmless the other party from and against any and all losses, liabilities, claims, or actions, which result from or arise in connection with (a) the indemnifying party’s breach of this Agreement or a representation or warranty under this Agreement; (b) the indemnifying party’s gross negligence or willful misconduct; and (c) any violations of applicable laws or regulations by the indemnifying party.

5.	The Parties agree that any amendments, changes, or assignments of the Agreement are subject to the approval of the State of Connecticut Insurance Department.

6.	Except as expressly provided in this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

7.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties below have caused this First Amendment to the Administrative Services Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

C.M. LIFE INSURANCE COMPANY

By:

Print Name:

Title:

MML BAY STATE LIFE INSURANCE COMPANY

By:

Print Name:

Title:

INVESCO ADVISERS, INC.

By:

Print Name:

Title:

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